EXHIBIT 10.8
ABM INDUSTRIES INCORPORATED
2002 PRICE-VESTED PERFORMANCE STOCK OPTION PLAN
STOCK OPTION AGREEMENT
     THIS AGREEMENT (the “Agreement”) dated as of ___day of ___, 200_, is entered into by and between ABM Industries Incorporated, a Delaware corporation (the “Company”), and ___(the “Optionee”).
WITNESSETH
     In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:
1.	Grant of Options.
     Subject to the provisions of this Agreement and the Plan, the Company hereby grants to the Optionee the right and option to purchase ___shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exercise price of $_.___(the “Option”).
2.	Exercisability of Options.
a.	The Option may be exercised only to the extent it is vested.

b.	The vested portion of the Option may be exercised, in whole or in part, at the times and in the manner set forth in the Plan; provided, however, that such vested portion shall not be exercised:
(1) before the first (1st) anniversary of the Option’s date of grant,
(2) at any one time for fewer than 100 shares, or such number of shares as to which such Option is then exercisable, if such number of shares is less than 100, and
(3) on or after the tenth (10th) anniversary of the Option’s date of grant.
3.	Vesting of Options.
a.	Subject to the limitations contained in this Agreement and the Plan, unless the vesting of the Option is accelerated as set below, the Option shall vest in full on the close of business on the eight (8th) anniversary of its date of grant.

b.	During the four-year period commencing on its date of grant, the vesting of the Option shall accelerate at such time as the Fair Market Value of the Common Stock shall have been equal to or greater than the assigned Vesting Price for ten (10) trading days in any period of thirty (30) consecutive trading days. For purposes of this paragraph, the “Vesting Price” means the following:
(1) $___for ___shares of Common Stock subject to the Option.
(2) $___for ___shares of Common Stock subject to the Option.
(3) $___for ___shares of Common Stock subject to the Option.
(4) $___for ___shares of Common Stock subject to the Option.
4.	No Right to Employment.
     Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates, or interfere in any way with the right of the Company or any such Affiliate to terminate such employment with or without cause at any time whatsoever absent a written employment contract to the contrary. In addition, nothing in this Agreement shall obligate the Company or any of its Affiliates, their respective shareholders, board of directors, officers or employees to continue any relationship that the Optionee might have as a member of the board of directors or consultant for the Company or an Affiliate.
5.	Effect of Certain Changes.
     If any change is made to the Common Stock subject to the Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, or other transaction not involving the receipt of consideration by the Company) the Committee shall appropriately adjust the number of shares subject to the Options, the exercise price per share and the Vesting Price. The Committee’s determination shall be final, binding and conclusive.
6.	Change in Control.
     Notwithstanding any provision of this Agreement or any other agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any other agreement would be an Excess Parachute Payment, but for the application of this sentence, then the payments and benefits to be paid or provided under this agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Employee’s receiving an After-Tax Amount less than 90% of the After-Tax Amount under this agreement or under any other agreement without regard to this clause. Whether requested by the Employee or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights of the Employee pursuant to this Agreement or any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this paragraph, the Employee will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph. The Company will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this paragraph, the Company may effect such reduction in any manner it deems appropriate. The term “Excess Parachute Payment” as used in this Agreement means a payment that creates an obligation for Employee to pay excise taxes under Section 280G of the Internal Revenue Code or any successor provision thereto and the term “After-Tax Amount” means the amount to be received by Employee determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.
7.	Taxes and Withholding.
a.	No later than the date of exercise of any portion of the Option, and prior to the delivery of any shares of Common Stock to any Optionee, the Optionee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any and all federal, state or local taxes of any kind required by law to be withheld upon such exercise. To the extent permitted and required by law, the Company shall have the right to deduct from any payment of any kind otherwise due to the Optionee, any and all federal, state and local taxes that may result from the exercise of the Option.

b.	Optionee agrees that, in the event any governmental taxing authority claims that any unpaid taxes, interest or penalties are due and owing in connection with the Optionee’s exercise of any Stock Option granted under the Plan, the Optionee will be solely responsible to defend and/or pay any such claim. The Optionee further agrees to indemnify and hold the Company harmless from defending and/or paying any such claim, including reasonable attorney’s fees, in the event that any governmental taxing authority seeks payment of any and all such unpaid taxes, interest or penalties from the Company.
8.	Notices.
     Any notice to be given under the terms of this Agreement shall be in writing and delivered to the Company at 160 Pacific Avenue, Suite 222, San Francisco, CA 94111, Attention: General Counsel, and to the Optionee at the address set forth on the last page of this Agreement or at such other address as either party may hereafter designate in writing to the other.
9.	Effect of Agreement.
     Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor(s) of the Company.
10.	Laws Applicable to Construction.
     The law of the State of California shall govern all questions, concerning the construction, validity and interpretation of the Agreement, without regard to such state’s conflict of laws rules.

11.	Interpretation.
     The Option is subject to the all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of the Option and those of the Plan, the provisions of the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern.
12.	Headings.
     The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
13.	Amendment.
     This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set his or her hand.
for ABM INDUSTRIES INCORPORATED:
________________________________
Henrik C. Slipsager
President & CEO
for OPTIONEE:
________________________________

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